EX-4.1 LOCKUP AND REGISTRATION RIGHTS AGREEMENT
EXECUTION VERSION
LOCKUP AND REGISTRATION RIGHTS AGREEMENT
     THIS LOCKUP AND REGISTRATION RIGHTS AGREEMENT is entered into as of May 26, 2006 by and among Live Nation, Inc., a Delaware corporation (the “Company”) and the parties listed on Schedule I attached hereto (the initial “Holders”).
RECITALS
     WHEREAS, the Holders hold shares of common stock, par value $.01 per share (the “Common Stock”), of the Company; and
     WHEREAS, the Company and the Holders wish to provide for certain arrangements with respect to the sale and registration under the Securities Act of shares of capital stock of the Company.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual promises and obligations contained herein, the parties agree as follows:
1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms will have the following respective meanings:
     “Acquisition Transaction” is defined in Section 4.3(c).
     “Affiliate” with respect to any specified Person, (i) with respect to any natural Person, any trust, family limited partnership or similar entity created by such natural Person solely for the benefit of such natural Person for estate planning purposes, and (ii) with respect to any other Person, any Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such other Person (for the purposes of this definition, “control,” including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise).
     “Agreement” means this agreement and all schedules and exhibits, if any, attached to this agreement, in each case as they may be supplemented, amended, restated or replaced from time to time, and the words “hereof,” “herein,” “hereto,” “hereunder,” “hereby” and similar expressions refer to this agreement; and unless otherwise indicated, references to Sections, Schedules and Exhibits are to the specified Sections, Schedules and Exhibits, if any, of this Agreement.
     “Business Day” means any day that is not a Saturday, a Sunday or a day on which banks in the State of New York are generally closed for business.
     “Change of Control” is defined in Section 4.3(c).

     “Commission” means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act or the Exchange Act.
     “Common Stock” is defined in the Recitals.
     “Common Stock Market Value” means, at any date, the average closing price of the Common Stock over the prior three trading days on the New York Stock Exchange (or, if the Common Stock is no longer listed on the New York Stock Exchange, such other national exchange (or NASDAQ) on which it is so listed, and if the Common Stock is not so listed, as determined in good faith by the Company’s board of directors within 3 business days following request from a Holder).
     “Company” is defined in the Preamble.
     “Covered Person” is defined in Section 5.1.
     “Disposition” or “Dispose” means any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation or other disposition, whether voluntary or involuntary.
     “Exchange Act” means the Securities Exchange Act of 1934, and any successor to such statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be amended and in effect.
     “Holders” means the initial Holders as defined in the Preamble, together with any subsequent holders of Registrable Shares that become parties to this Agreement according to its terms.
     “Insider” means an individual who is an officer or director of the Company or ten (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.
     “Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.
     “Public Offering” means a public offering and sale of Common Stock for cash pursuant to an effective Registration Statement.
     “Purchased Shares” means the Common Stock issued to the Holders, on the date hereof, as set forth on Schedule I attached hereto.
     “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the automatic effectiveness or the declaration or ordering of effectiveness of such Registration Statement or similar document.
     “Registrable Shares” means (i) any Purchased Shares held directly or indirectly by a Holder which such Holder may then Dispose of under Section 4.3(a) hereof and (ii) any

Common Stock directly or indirectly issued or issuable with respect to the Purchased Shares described in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise; provided that only shares of Common Stock may be included in any registration under the Securities Act to which Section 2 applies; and provided, further, that any Purchased Shares shall cease to be Registrable Shares when a registration statement with respect to the sale of such shares shall have become effective under the Securities Act and such shares shall have been disposed of in accordance with such registration statement.
     “Registration Expenses” means all expenses incurred by the Company in complying with Section 2, including all registration and filing fees, listing fees, all fees and expenses of complying with securities or blue sky laws, all printing expenses, fees and disbursements of counsel for the Company and its independent public accountants and fees and disbursements of one counsel for the Selling Holders, but excluding underwriting discounts, selling commissions, applicable transfer taxes, if any, and fees of more than one counsel for the Selling Holders.
     “Registration Statement” means a registration statement filed by the Company with the Commission for a Public Offering under the Securities Act (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose).
     “Rule 144” means Rule 144 under the Securities Act, and any successor rule or regulation thereto, and in the case of any referenced section of such rule, any successor section thereto, collectively and as from time to time amended and in effect.
     “Rule 144A” means Rule 144A under the Securities Act, and any successor rule or regulation thereto, and in the case of any referenced section of such rule, any successor section thereto, collectively and as from time to time amended and in effect.
     “Securities Act” means the Securities Act of 1933, and any successor to such statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be amended and in effect.
     “Securityholders Agreement” means the Securityholders Agreement, dated the date hereof (as such may be amended, restated or replaced from time to time), among the parties to this Agreement and the other parties thereto.
     “Selling Holder” means any Holder on whose behalf Registrable Shares are registered pursuant to Section 2.
     “Spinoff Date” means December 21, 2005.
2.	INCIDENTAL REGISTRATION.
     2.1. Company Registration. If, at any time prior to the fifth (5th) anniversary hereof, the Company proposes to register any of its Common Stock under the Securities Act, for its own account or for the account of any holder of its securities, pursuant to an underwritten public offering on a Registration Statement that would permit registration of Registrable Shares for sale to the public under the Securities Act, then prior to such filing the Company will give written notice to all Holders of its intention to do so, and upon the written request of a Holder or Holders given within 20 days after the Company provides such notice (which request will state the intended method of disposition of such Registrable Shares), the Company will use commercially reasonable efforts to cause all Registrable Shares that the Company has been requested to register to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Holder(s); provided that the Company will have the right to postpone or withdraw any registration initiated by the Company pursuant to this Section 2.1 without obligation to any Holder.
     2.2. Excluded Transactions. The Company will not be obligated to effect any registration of Registrable Shares under this Section 2 incidental to the registration of any of its securities in connection with: (a) any Public Offering relating solely to employee benefit plans or dividend reinvestment plans or (b) any Public Offering relating to the acquisition or merger after the date hereof by the Company or any of its subsidiaries of or with any other businesses.
3. REGISTRATION PROCEDURES. If and whenever the Company is required by the provisions of Section 2.1 of this Agreement to use its commercially reasonable efforts to effect the registration of any of the Registrable Shares under the Securities Act, the Company and the Selling Holders will take the actions described below in this Section 3.
     3.1. Registration Statement. The Company will as soon as reasonably practicable prepare and file with the Commission a Registration Statement with respect to such Registrable Shares and use its commercially reasonable efforts to cause that Registration Statement to become effective.
     3.2. Amendments and Supplements. The Company will prepare and file with the Commission any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to keep the Registration Statement effective for a period of at least 180 days from the date of effectiveness or such earlier time as the Registrable Shares covered by such Registration Statement will have been disposed of in accordance with the intended method of distribution therefor.
     3.3. Cooperation. The Company will use its commercially reasonable efforts to cooperate with the Selling Holders in the disposition of the Registrable Shares covered by the Registration Statement.
     3.4. Copies of Prospectus. The Company will furnish to each Selling Holder such reasonable numbers of copies of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the Selling Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by the Selling Holder.
     3.5. Blue Sky Qualification. The Company will use its commercially reasonable efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities or blue sky laws of such states as each Selling Holder reasonably requests, and do any and all other reasonable acts and things that may be necessary or desirable to enable the

Selling Holders to consummate the public sale or other disposition in such jurisdictions of the Registrable Shares covered by the Registration Statement; provided, however, that the Company will not be obligated to file any general consent to service of process or to qualify as a foreign corporation in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it would not otherwise be so subject.
     3.6. Opinion of Counsel; Comfort Letter. The Company will use commercially reasonable efforts to obtain all legal opinions, auditors’ consents and comfort letters and experts’ cooperation as may be required, including furnishing to each Selling Holder of such Registrable Shares a signed counterpart, addressed or confirmed to such Selling Holder, of (a) an opinion of counsel for the Company and (b) a “cold comfort” letter signed by the independent public accountants who have certified the Company’s financial statements included in such Registration Statement, covering substantially the same matters as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to underwriters in underwritten public offerings of securities.
     3.7. Listing and Transfer Agent. The Company will cause all Registrable Shares covered by the Registration Statement to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed. The Company will provide and cause to be maintained a transfer agent and registrar for all Registrable Shares covered by the Registration Statement not later than the effective date of such Registration Statement.
     3.8. Notice of Prospectus Defects. The Company will promptly notify the Selling Holders of the happening of any event, as a result of which the prospectus included or to be included in the Registration Statement includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. Upon receipt of such notification, the Selling Holders will immediately cease making offers of Registrable Shares and return all prospectuses to the Company (except each of them may retain one file copy). The Company will promptly revise such prospectus as may be necessary so that such prospectus shall not include an untrue statement of a material fact or omit to state such a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will promptly deliver copies of such revised prospectus to each Selling Holder. Following receipt of the revised prospectus, the Selling Holders will be free to resume making offers of the Registrable Shares. The Company will extend the period during which the Registration Statement must be kept effective pursuant to this Agreement by the number of days during the period from and including the date of giving such notice to and including the date when the Selling Holders shall have received copies of the revised prospectus.
     3.9. Delay of Registration and Suspension of Offering. If at any time after a Registration Statement has become effective, the Company (i) is prohibited or restricted from issuing or selling securities pursuant to any underwriting or purchase agreement relating to any underwritten Rule 144A offering or Public Offering or (ii) is engaged in any activity the public disclosure of which, in the Company’s good faith determination, would be materially detrimental to the Company, then the Company may direct that use of the prospectus contained in the

Registration Statement be suspended, as applicable, for a period of up to 90 days. The Company will notify all Holders requesting the registration or all Selling Holders, as the case may be, of the delay or suspension. In the case of notice suspending an effective Registration Statement, each Selling Holder will immediately discontinue any sales of Registrable Shares pursuant to such Registration Statement until such Selling Holder has received copies of a supplemented or amended prospectus or until such Selling Holder is advised in writing by the Company that the then-current prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such prospectus. The Company will extend the period during which any such Registration Statement must be kept effective pursuant to this Agreement by the number of days during the period from and including the date of giving such notice to and including the date when the Selling Holders shall have received copies of the supplemented or amended prospectus. The Company may not exercise the rights provided by this Section 3.9 to effect a delay or suspension more than twice during any 365 day period.
4.	CERTAIN OTHER PROVISIONS.
     4.1. Additional Procedures. Selling Holders will take all such actions and execute all such documents and instruments that are reasonably requested by the Company to effect the sale of their shares in such Public Offering, including being parties to the underwriting agreement entered into by the Company and any other Selling Holders in connection therewith and being liable in respect of the representations and warranties by the Company, and the other agreements (including customary Selling Holder representations, warranties and indemnifications) for the benefit of the underwriters; provided, however, that the aggregate amount of any such liability will not exceed such Selling Holder’s net proceeds from such offering. In addition, each Selling Holder will furnish to the Company such information regarding such Selling Holder and the distribution proposed by such Selling Holder as the Company may reasonably request in writing and as will be required in connection with any registration, qualification or compliance referred to in Section 3.
     4.2. Underwriter’s Cutback. Notwithstanding any other provision of this Agreement, if the managing underwriter determines that the inclusion of all shares requested to be registered in an underwritten offering would adversely affect the offering, the Company may limit the number of Registrable Shares to be included in the Registration Statement for such offering. The number of shares that are entitled to be included in the Registration Statement for such offering will be allocated in the following manner: (i) first, shares of Company equity securities requested to be included in such registration by shareholders, including Registrable Shares requested to be included in such registration by the Holders, will be excluded and (ii) second shares of Company equity securities that the Company desires to include in such registration will be excluded. To the extent that the underwriters do not deem it necessary to exclude all of the Shares of Company equity securities requested to be included in such registration by shareholders, the number of shares that may be included in the registration will be allocated to the shareholders pro rata among the shareholders on the basis of their relative number of Registrable Shares requested to be included in such registration.

     4.3. Lock-Up. (a) No Holder may Dispose of all or any Purchased Shares other than in accordance with the following clauses of this Section 4.3(a) (and then only in accordance with applicable securities laws) and subject to Sections 4.3(b) and (c):
     (i) From the first anniversary to the day before the second anniversary of the date hereof, each Holder may Dispose of up to 20% in aggregate of its Purchased Shares.
     (ii) From the second anniversary to the day before the third anniversary of the date hereof, each Holder may Dispose of up to 50% in aggregate of its Purchased Shares less any such Purchased Shares Disposed of pursuant to clause (i) above.
     (iii) From the date hereof to the day before the third anniversary of the date hereof, each Holder may Dispose of (A) up to 25% in aggregate of its Purchased Shares at any time during which the Common Stock Market Value exceeds two times the Common Stock Market Value on the Spinoff Date and (B) up to an additional 25% in aggregate of its Purchased Shares at any time during which the Common Stock Market Value exceeds three times the Common Stock Market Value on the Spinoff Date; provided, however, that while any Dispositions permitted by this clause (iii) are in addition to any Dispositions permitted by clauses (i) and (ii) above, no Holder may Dispose of more than 50% in aggregate of its Purchased Shares pursuant to clauses (i), (ii) and (iii) together.
     (iv) From the third anniversary to the day before the fourth anniversary of the date hereof, each Holder may dispose of up to 80% in aggregate of its Purchased Shares less any such Purchased Shares previously Disposed of pursuant to clauses (i), (ii) or (iii) above.
     (v) From and after the fourth anniversary of the date hereof, each Holder may Dispose of any and all Purchased Shares.
     (b) For purposes of applying Section 4.3(a), the Common Stock Market Value at any time shall be appropriately adjusted for stock splits, reverse splits, dividends and other distributions, recapitalizations, and other similar transactions affecting the Common Stock for purposes of preserving the intent of the comparison between such Common Stock Market Value and the Common Stock Market Value on the Spinoff Date.
     (c) Notwithstanding Section 4.3(a), any Holder may, from time to time, transfer all or any of its Purchased Shares:
     (i) to a Permitted Transferee (as defined in the Securityholders Agreement); provided that in each case the transferor Holder shall have first delivered to the Company the written agreement of the transferee to become a party to this Agreement to the same extent as if such transferee were the Holder;
     (ii) in connection with or at any time after an Acquisition Transaction; where an “Acquisition Transaction” means (A) any Person or Group (as such term is defined in Section 13(d) of the Exchange Act) commencing a tender or exchange offer seeking to acquire control of the Company, but then only a transfer to such Person or Group pursuant to such offer, (B) any Person or Group acquiring securities of the Company representing at least 50% of the voting power of all of the outstanding securities of the Company (a “Change of Control”), or (C) any transaction as to which the Company has entered into a definitive agreement or publicly announced its support of which, if effected, would constitute a Change of Control, but then only a transfer pursuant to such transaction; or
(iii) with the prior written consent of the Company.
     (d) Notwithstanding any other terms of this Agreement, any Holder who is an Insider must comply with (i) all applicable provisions of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder and (ii) any rules, procedures or restrictions relating to the transfer of Common Stock by Insiders which are established by the Company from time to time.
     (e) Any Disposition of Purchased Shares made in contravention of any of the provisions of this Section 4.3 shall not be recognized by the Company and shall be void and of no effect.
     (f) If and whenever a Holder holds a share certificate for Purchased Shares on which a legend appears referencing the restrictions set forth in this Section 4.3 and some or all of which Purchased Shares the Holder is then entitled to sell pursuant to Section 4.3(a) or Section 4.3(c)(ii), then LN shall deliver to such Holder (i) a replacement share certificate without such legend for such shares within five Business Days of such Holder’s request therefor and delivery to LN of the share certificate with the legend (the “original certificate”) and (ii) a replacement share certificate with such legend for any additional shares evidenced by the original certificate which remain subject to the restrictions set forth in this Section 4.3.
     4.4. Registration Expenses. The Company hereby agrees to pay all Registration Expenses in connection with all registrations effected pursuant to this Agreement.
5.	INDEMNIFICATION.
     5.1. Company Indemnification. In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, then to the extent permitted by law, the Company will indemnify and hold harmless each Selling Holder, its Affiliates, its directors and officers and each other Person, if any, who controls such Selling Holder within the meaning of the Securities Act or the Exchange Act (each such Person being a “Covered Person”) against any losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys’ fees, whether incurred in an action between the Selling Holder and the Company, a third party or otherwise), joint or several, to which such Covered Person may become subject under the Securities Act, the Exchange Act, state securities laws or otherwise, insofar as such losses, claims, damages, liabilities, costs or expenses (or actions in respect thereof) arise out of or are based upon (a) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement or (b) the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Company will reimburse such Covered Person for any legal or any other expenses reasonably incurred by such Covered Person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable to any Covered Person in any such case (x) to the extent that any such loss, claim, damage, liability, cost or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such Covered Person specifically for use in the preparation thereof or (y) provided that the Company has complied with its obligations under Section 3.6, in the case of a sale directly by a Selling Holder (including a sale of such Registrable Shares through any underwriter retained by such Selling Holder engaging in a distribution solely on behalf of such Selling Holder), such untrue statement or alleged untrue statement or omission or alleged omission was contained in a preliminary prospectus and corrected in a final or amended prospectus, and such Selling Holder failed to deliver a copy of the final or amended prospectus at or prior to the confirmation of the sale of the Registrable Shares to the person asserting any such loss, claim, damage or liability in any case in which such delivery is required by the Securities Act.
     5.2. Seller Indemnification. In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, then to the extent permitted by law, each Selling Holder will indemnify and hold harmless the Company, its Affiliates, each of its directors and officers and each Person, if any, who controls the Company, against any losses, claims, damages or liabilities, costs or expenses (including reasonable attorneys’ fees, whether incurred in an action between the Selling Holder and the Company, a third party or otherwise), joint or several, to which the Company, such directors and officers or controlling persons may become subject under the Securities Act, Exchange Act, state securities laws or otherwise, insofar as such losses, claims, damages, liabilities, costs or expenses (or actions in respect thereof) arise out of or are based upon (a) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement or (b) any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such Selling Holder, specifically for use in connection with the preparation of such Registration Statement, prospectus, amendment or supplement; provided, however, that the obligations of such Selling Holder hereunder will be limited to an amount equal to the net proceeds to such Selling Holder from the disposition of Registrable Shares pursuant to such registration.
     5.3. Notice of Claims, etc. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim of the type referred to in the foregoing provisions of this Section 5, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party, give written notice to each such indemnifying party of the commencement of such action; provided, however, that the failure of any indemnified party to give such notice will not relieve such indemnifying party of its obligations under this Section 5, except to the extent that such indemnifying party is materially prejudiced by such failure. In case any such action is brought against an indemnified party, each indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and (subject to the following sentence) after notice from an indemnifying party to such indemnified party of its election so to assume the defense thereof, such indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof. The indemnified party may participate in such defense at such party’s expense; provided, however, that the indemnifying party will pay such expense if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflicts of interest between the indemnified party and any other party represented by such counsel in such proceeding; provided, further, that in no event will the indemnifying party be required to pay the expenses of more than one law firm (other than any required local counsel) as counsel for all indemnified parties pursuant to this sentence. If, within 30 days after receipt of the notice, such indemnifying party has not elected to assume the defense of the action, such indemnifying party will be responsible for any legal or other expenses reasonably incurred by such indemnified party in connection with the defense of the action, suit, investigation, inquiry or proceeding. An indemnifying party may, in the defense of any such claim or litigation, consent to the entry of a judgment or enter into a settlement without the consent of the indemnified party only if such judgment or settlement contains a general release of the indemnified party in respect of such claim or litigation and involves only the payment of monetary damages, which such indemnifying party is able to pay. No indemnified party will consent to entry of any judgment or settle such claim or litigation without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld).
     5.4. Contribution. If the indemnification provided for in Sections 5.1 or 5.2 is unavailable to a party that would have been an indemnified party under any such Section in respect of any losses, claims, damages, liabilities, costs or expenses (or actions or proceedings in respect thereof) referred to therein, then each party that would have been an indemnifying party thereunder will, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities, costs or expenses (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative fault of such indemnifying party on the one hand and such indemnified party on the other in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities, costs or expenses (or actions or proceedings in respect thereof). The relative fault will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or such indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant to this Section 5.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the preceding sentence. The amount paid or payable by a contributing party as a result of the losses, claims, damages, liabilities, costs or expenses (or actions or proceedings in respect thereof) referred to in this Section 5.4 will include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the foregoing, the obligations of a Selling Holder hereunder will be limited to an amount equal to the net proceeds for such Selling Holder from the disposition of Registrable Shares subject to the applicable registration. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
6.	MISCELLANEOUS.
     6.1. Rule 144 Requirements. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the Commission that may permit such Holder to sell securities of the Company to the public without registration, the Company agrees to use, for so long as any one or more of the following actions is necessary to allow any Holder to avail itself of the benefits of Rule 144, all commercially reasonable efforts to:
     (a) make and keep public information available, as those terms are understood and defined in Rule 144;
     (b) use its commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and
     (c) so long as they own any Purchased Shares, furnish to any Holder upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as such holder may reasonably request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration.
     6.2. Several Liability. The obligations of each Holder hereunder are several and not joint.
     6.3. Transfer of Rights. This Agreement, and the rights and obligations of each Holder hereunder, may be assigned by such Holder to any person or entity that acquires all or any portion of the Registrable Shares owned by such Holder pursuant to the terms of this Agreement. Any transferee to whom rights under this Agreement are transferred will as a condition of such transfer, deliver to the Company a written agreement to become a party to this Agreement to the same extent as if such transferee were such Holder.
     6.4. Governing Law. This Agreement, the rights of the parties and all claims, actions, causes of action, suits, litigation, controversies, hearings, charges, complaints or proceedings arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

     6.5. Entire Agreement; Amendment and Waiver. This Agreement, together with any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. Any term of this Agreement may be amended or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the holders of at least a majority of the Registrable Shares at the applicable time. Any such amendment, termination or waiver will be binding on all Holders.
     6.6. Determination of Number or Percentage of Registrable Shares. Wherever reference is made in this Agreement to a request or consent of holders of a certain number or percentage of Registrable Shares, the determination of such number or percentage will include the number of shares of Common Stock outstanding that are, and the maximum number of shares of Common Stock issuable pursuant to then convertible or exercisable securities that upon issuance would be, Registrable Shares.
     6.7. Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:
     (a) by hand (in which case, it will be effective upon delivery);
     (b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or
     (c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);
in each case, to the address (or facsimile number) listed below:
If to the Company, to it at:
Live Nation, Inc.
9348 Civic Center Drive, 4th Floor
Beverly Hills, CA 90210
Facsimile Number: (310) 867-7054
Attention: Alan Ridgeway, Chief Financial Officer
with a copy to:
Live Nation, Inc.
9348 Civic Center Drive, 4th Floor
Beverly Hills, CA 90210
Facsimile Number: (310) 867-7158
Attention: Michael Rowles, General Counsel

If to a Holder, to it at the registered address for its Registrable Shares shown in the records of the Company (or of the Company’s registrar and transfer agent), with a copy to:
Michael Cohl
28 Pine Road
Palm Court
Bellville, St. Michael, Barbados
Facsimile Number: (246) 429-5143
and a copy to:
Torys LLP
237 Park Avenue
New York, New York 10017
Facsimile number: (212) 682-0200
Attention: Richard Willoughby
Each of the parties to this Agreement may specify a different address or facsimile number by giving notice in accordance with this Section 6.7 to each of the other parties hereto.
     6.8. Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the personal representatives, successors and assigns of the respective parties hereto.
     6.9. Severability. If any provision of this Agreement is found by any court of competent jurisdiction to be invalid or unenforceable, the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable. Such provision will, to the maximum extent allowable by law, be modified by such court so that it becomes enforceable, and, as modified, will be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect.
     6.10. Interpretation. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. Unless otherwise expressly provided, the words “include”, “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation”.
     6.11. Captions and Headings. The captions and headings used in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.
     6.12. Counterparts. This Agreement may be executed (manually or by facsimile or similar electronic means) in any number of counterparts, each of which for all purposes shall be deemed an original, but all of which together will constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LIVE NATION, INC.

By:	/s/ Alan B. Ridgeway

[LOCKUP AND REGISTRATION RIGHTS AGREEMENT]

SAMCO INVESTMENTS LTD.

By:	/s/ Christopher C. Morris

CHARLES ROSNER BRONFMAN FAMILY TRUST

By:	/s/ Stephen R. Bronfman

Each of ORION CAPITAL CORPORATION; THE ARTHUR FOGEL/KALEEN LEMMON FAMILY TRUST; S. STEPHEN HOWARD; GORDON CURRIE; GERALD BARAD; ROMPER HOLDINGS (USA) LTD.; SURGE VENTURES INC.; D. MARK NORMAN; ERIC KERT; and GARY MOSS; by their duly authorized attorney

Under power of attorney:

By:	/s/ Michael Cohl

[LOCKUP AND REGISTRATION RIGHTS AGREEMENT]

Schedule I
NAMES OF HOLDERS; REGISTRABLE SHARES HELD

Shares of Common Stock of
Holders	the Company
CPI Entertainment Rights Inc.	50,131
Concert Productions International Inc.	25,065
SAMCO Investments Ltd.	1,483,906
Charles Rosner Bronfman Family Trust	66,474
Orion Capital Corporation	21,518
The Arthur Fogel/Kaleen Lemmon Family Trust	2,146
S. Stephen Howard	11,336
Gordon Currie	2,722
Gerald Barad	2,722
Romper Holdings (USA) Ltd.	4,547
Surge Ventures Inc.	4,419
D. Mark Norman	1,857
Eric Kert	673
Gary Moss	1,857

1,679,373